Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK
General

The following description of the capital stock of Brilliant Earth Group, Inc. (the “Company,” “we,” “us,” and “our”) and certain provisions of our amended and restated certificate of incorporation (our “certificate”) and amended and restated bylaws (our “bylaws”) are summaries and are qualified in their entirety by reference to the full text of our certificate and bylaws and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).
Our certificate authorizes capital stock consisting of:
a.1,200,000,000 shares of Class A common stock, par value $0.0001 per share;
b.150,000,000 shares of Class B common stock, par value $0.0001 per share;
c.150,000,000 shares of Class C common stock, par value $0.0001 per share;
d.150,000,000 shares of Class D common stock, par value $0.0001 per share; and
e.10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Class A Common Stock
Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.
Holders of shares of our Class A common stock are entitled to receive, on a pro rata basis with shares of Class D common stock, dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock and Class D common stock will be entitled to receive pro rata our remaining assets available for distribution.
Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A common stock.
Holders of shares of our Class A common stock vote together with holders of our Class B common stock, Class C common stock, and Class D common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our certificate or as otherwise required by applicable law or the certificate. Any amendment to the certificate that gives holders of the Class B Common Stock or Class C Common Stock (i) any rights to receive dividends (subject to certain exceptions) or any other kind of distribution, (ii) any right to convert into or be exchanged for shares of Class A Common Stock, or (iii) any other economic rights shall, in addition to the vote of the holders of shares of any class or series of capital stock of the Corporation required by law, also require the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock voting separately as a class and the affirmative vote of the holders of a majority of the outstanding shares of Class D Common Stock voting separately as a class.

Class B Common Stock
Each share of our Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally.
Shares of Class B common stock may be issued only to the extent necessary to maintain a one-to-one ratio between the number of common units of Brilliant Earth, LLC (the “LLC Interests”) held by the Continuing Equity Owners (as defined below) (other than the Founders (as defined below), except in certain circumstances) and the number of shares of Class B common stock issued to the Continuing Equity Owners (other than the Founders, except in certain circumstances). Shares of Class B common stock are transferable only together with an equal number of LLC Interests. Only permitted transferees of LLC Interests held by the Continuing Equity Owners will be permitted transferees of Class B common stock. The outstanding shares of Class B common stock are convertible at the option of the holder into shares of Class A common stock on a one-for-one basis. Once converted into Class A common stock, Class B common stock will not be reissued. “Continuing Equity Holders” means collectively, the holders of LLC Interests and our Class B common stock and Class C common stock, any successor entities thereto, as set forth on Schedule A of our certificate. Their respective successors and assigns as well as their respective transferees. “Founders” refers to Beth Gerstein, our Co-Founder and Chief Executive Officer, Eric Grossberg, our Co-Founder and Executive Chairman, and Just Rocks Inc., a Delaware corporation.
Holders of shares of our Class B common stock vote together with holders of our Class A common stock, Class C common stock, and Class D common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our certificate described below or as otherwise required by applicable law or the certificate.
Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation. Additionally, holders of shares of our Class B common stock do not have preemptive, subscription or redemption rights. There are no redemption or sinking fund provisions applicable to the Class B common stock. Upon the exchange of an LLC Interest (together with a share of Class B common stock), the shares of Class B common stock will be automatically canceled with no consideration and no longer outstanding. Any amendment of our certificate that gives holders of our Class B common stock (1) any rights to receive dividends or any other kind of distribution or (2) any other economic rights will require, in addition to stockholder approval required by law, the affirmative vote of holders of a majority of the outstanding shares of our Class A common stock voting separately as a class and the affirmative vote of the holders of a majority of the outstanding shares of Class D common stock voting separately as a class.

Class C Common Stock
Each share of our Class C common stock entitles its holders to ten votes per share on all matters presented to our stockholders generally.
Shares of Class C common stock may be held by our Founders and may be issued only to the extent necessary to maintain a one-to-one ratio between the number of LLC Interests held by our Founders and the number of shares of Class C common stock issued to our Founders. Shares of Class C common stock are transferable only together with an equal number of LLC Interests. Only permitted transferees of LLC Interests held by our Founders are permitted transferees of

Class C common stock. Upon the exchange of an LLC Interest (together with a share of Class C common stock) for Class D common stock, the shares of Class C common stock will be automatically canceled with no consideration and no longer outstanding. Each share of Class C common stock will also automatically convert into one share of Class B common stock upon the earlier of (1) the 10-year anniversary of the date of the closing of our initial public offering and (2) the date on which the Founders cease to hold at least 8% of the aggregate number of shares of all classes of common stock then outstanding, assuming exchange of all LLC Interests. Once converted into Class B common stock or Class D common stock, Class C common stock will not be reissued.
Holders of shares of our Class C common stock vote together with holders of our Class A common stock, Class B common stock, and Class D common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our certificate described below or as otherwise required by applicable law or the certificate.
Holders of shares of our Class C common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation. Additionally, holders of shares of our Class C common stock do not have preemptive, subscription or redemption rights. There are no redemption or sinking fund provisions applicable to the Class C common stock. Upon the exchange of an LLC Interest (together with a share of Class C common stock), the shares of Class C common stock will be automatically canceled with no consideration and no longer outstanding. Any amendment of our certificate that gives holders of our Class C common stock (1) any rights to receive dividends or any other kind of distribution or (2) any other economic rights will require, in addition to stockholder approval required by law, the affirmative vote of holders of a majority of the outstanding shares of our Class A common stock voting separately as a class and the affirmative vote of the holders of a majority of the outstanding shares of Class D common stock voting separately as a class.

Class D Common Stock
Each share of our Class D common stock entitles its holders to ten votes per share on all matters presented to our stockholders generally. Shares of Class D common stock may be held by our Founders upon the exchange of an LLC Interest (together with a share of Class C common stock) for Class D common stock, along with the cancellation of the Class C common stock.
Holders of shares of our Class D common stock are entitled to receive, on a pro rata basis with shares of Class A common stock, dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class D common stock and Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.
Shares of Class D common stock can only be held by our Founders or their permitted transferees. The outstanding shares of Class D common stock are convertible at the option of the holder into shares of Class A common stock on a one-for-one basis. In addition, each share of Class D common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain affiliate transfers described in our certificate among the Founders, and their respective affiliates. Each share of Class D common stock will also automatically convert into one share of Class A common stock upon the earlier of

(1) the 10-year anniversary of the date of the closing of our initial public offering and (2) the date on which the Founders cease to hold at least 8% of the aggregate number of shares of all classes of common stock then outstanding, assuming exchange of all LLC Interests. Once converted into Class A common stock, Class D common stock will not be reissued.
Holders of shares of our Class D common stock do not have preemptive, subscription or redemption rights. There are no redemption or sinking fund provisions applicable to the Class A common stock or the Class D common stock.
Holders of shares of our Class A common stock vote together with holders of our Class B common stock, Class C common stock, and Class D common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our certificate or as otherwise required by applicable law or the certificate. Any amendment to the certificate that gives holders of the Class B common stock or Class C common stock (i) any rights to receive dividends (subject to certain exceptions) or any other kind of distribution or (ii) any other economic rights shall, in addition to the vote of the holders of shares of any class or series of capital stock of the Company required by law, also require the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock voting separately as a class and the affirmative vote of the holders of a majority of the outstanding shares of Class D common stock voting separately as a class.

Preferred Stock
The total of our authorized shares of preferred stock is 10,000,000 shares. We have no shares of preferred stock outstanding.
Under the terms of our certificate, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the number and designation of such series and the powers, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock.

Registration Rights

In connection with our initial public offering, we entered into an Registration Rights Agreement with certain of the Continuing Equity Owners granting such parties specified rights to require us to register all or a portion of their shares under the Securities Act of 1933, as amended (the “Securities Act”).

Forum Selection

Our certificate provides (A) (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate or our bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the U.S. shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, this provision shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended. Our certificate also provides that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing. By agreeing to this provision, however, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Dividends

Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore, do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future.

Anti-Takeover Provisions

Our certificate and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares
The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the Nasdaq rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans and funding of redemptions of LLC Interests. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors
Our certificate provides that our board of directors is divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Our directors may only be removed from our board of directors at any time with or without cause upon the affirmative vote of the holders of capital stock representing a majority of the voting power of our outstanding shares of capital stock entitled to vote thereon; provided, however, that at any time when Mainsail (as defined below) and our Founders beneficially own, in the aggregate, less than the majority of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, directors may only be removed for cause and only upon the affirmative vote of at least 66 2/3% of the holders of capital stock representing the voting power of our outstanding shares of capital stock entitled to vote thereon. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management. “Mainsail” refers to Mainsail Partners III, L.P., a Delaware limited partnership, and certain funds affiliated with Mainsail Partners III, L.P., including Mainsail Incentive Program, LLC, and Mainsail Co-Investors III, L.P.

Board of Directors Vacancies; Size of the Board
Our certificate provides that, subject to the rights of the holders of any series of preferred stock to elect directors and the rights granted pursuant to the Stockholders Agreement, vacant directorships, including newly created seats, shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Our certificate provides that, subject to the rights of the holders of any series of preferred stock to elect directors and the rights granted pursuant to the Stockholders Agreement, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by our board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.

Stockholder Action; Special Meetings of Stockholders
Our certificate provides that, at any time when Mainsail and our Founders beneficially own, in the aggregate, at least a majority of the voting power of our outstanding capital stock, our stockholders may take action by consent without a meeting, and at any time when Mainsail and our Founders beneficially own, in the aggregate, less than the majority of the voting power of our outstanding capital stock, our stockholders may not take action by consent, but may only take action at a meeting of stockholders. Our certificate further provides that special meetings of our stockholders may be called only by a majority of our board of directors, the Executive Chairman of our board of directors, or our Chief Executive Officer, as applicable, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations
In addition, our bylaws provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. These provisions do not apply to the parties to our Stockholders Agreement so long as such party is entitled to nominate a director or directors pursuant to the Stockholders Agreement. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and requirements and provide us with certain information in the timeframe set forth in the bylaws. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

No Cumulative Voting
The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate does not provide for cumulative voting.

Amendment of Certificate of Incorporation or Bylaws
The DGCL provides generally that the affirmative vote of the holders of a majority of the shares entitled to vote on the matter is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our certificate provides that the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, is required to amend certain provisions of our certificate, including provisions relating to amending our bylaws, the classified board, the size of our board, removal of directors, director liability, vacancies on our board, special meetings, stockholder notices, actions by written consent and exclusive forum. The certificate provides that our board of directors may adopt, amend, alter or repeal the bylaws. In addition, the certificate provides that the stockholders may also adopt, amend, alter or repeal the bylaws by the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of capital stock entitled to vote generally in the election of directors.

Section 203 of the DGCL
We have opted out of Section 203 of the DGCL. However, our certificate contains provisions that are similar to Section 203. Specifically, our certificate provides that, subject to certain exceptions, we are not be able to engage in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Limitations on Liability and Indemnification of Officers and Directors

Our bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.
These provisions may be held not to be enforceable for violations of the federal securities laws of the U.S.

Corporate Opportunity Doctrine

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to Mainsail, any of our directors who are employees of or affiliated with Mainsail, or any director or stockholder who is not employed by us. Our certificate provides that, to the fullest extent permitted by law, Mainsail, any of our directors who are employees of or affiliated with Mainsail, or any director or stockholder who is not employed by us or our affiliates does not have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, if Mainsail, any of our directors who are employees of or affiliated with Mainsail, or any director or stockholder who is not employed by us acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity, unless such opportunity was expressly offered to them solely in their capacity as a director, executive officer or employee of us or our affiliates. To the fullest extent permitted by Delaware law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the corporation unless (1) we would be permitted to undertake such transaction or opportunity in accordance with the certificate, (2) we, at such time have sufficient financial resources to undertake such transaction or opportunity, (3) we have an interest or expectancy in such transaction or opportunity and (4) such transaction or opportunity would be in the same or similar line of our business in which we are engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business. Our certificate does not renounce our interest in any business opportunity that is expressly offered to an employee director or employee in his or her capacity as a director or employee of the Company.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Trading Symbol and Market

Our Class A common stock is listed on The Nasdaq Global Market under the symbol “BRLT.”